Exhibit 99.1

Landsea Homes Reports Fourth Quarter and Full Year 2024 Results

•Record fourth quarter home sales revenue of $450.6 million
•Record fourth quarter home closings of 937, up 41%
•Record full year total revenue of $1.55 billion
•Fourth quarter net new home orders of 636, up 60%
•Fourth quarter cash from operations of $47.8 million
•Fourth quarter net income of $3.0 million, or $0.08 per diluted share
•Full year net income of $17.2 million or $0.47 per diluted share
•Year-end book value per share of $18.37

Dallas, Texas – February 27, 2025 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”) announced today financial results for the fourth quarter and full year ended December 31, 2024. For the quarter, the Company reported pretax income of $6.5 million and net income of $3.0 million, or $0.08 per diluted share. Adjusted net income (a non-GAAP measure) was $9.1 million or $0.25 per diluted share. For the full year, pretax income was $26.7 million, and net income was $17.2 million, or $0.47 per diluted share. Reported net income for the year includes one-time pretax transaction costs of $8.5 million or $0.17 per diluted share impact. Excluding these costs, net income would have been $23.6 million or $0.64 per diluted share. Adjusted net income was $41.7 million or $1.14 per diluted share. Excluding the one-time transaction costs, adjusted net income was $48.0 million or $1.31 per diluted share.

Management Commentary

“Landsea Homes produced strong year-over-year top-line growth of 22% in the fourth quarter of 2024, driven primarily by a 41% increase in new home deliveries,” said John Ho, Landsea Homes’ Chief Executive Officer. “For the full year of 2024, total revenues came in at a record $1.6 billion, and the company closed the highest level of new home deliveries in its history at 2,831. These results were made possible by the great execution and hard work from our team members, as well as the strategic growth initiatives we’ve pursued since our company’s founding.”

Mr. Ho continued, “We generated 636 net new orders during the fourth quarter, which represented a 60% increase as compared to the fourth quarter of 2023. Our sales pace came in at 2.7 homes per community per month, which was a 23% improvement over the same period last year. Mortgage incentives continue to be an important selling tool with buyers, and we utilized them during the quarter to drive order activity and clear out some of the excess standing inventory at our communities. While this had a negative impact on our margins, it also resulted in better cash generation and a reduction in our spec inventory. During the quarter we generated $47.8 million in cash from our operations.”

Mr. Ho concluded, “We believe we are in a strong position as we head into the spring selling season, thanks to our great community locations and our unique product portfolio. Our High-Performance Homes continue to stand out from the competition, both in terms of quality and value, and we feel this differentiation is key to winning over discerning buyers in the market for a new home. As a result, I remain optimistic about the long-term outlook for our company.”

Fourth Quarter Operating Results

Total revenue was a record $486.7 million, up 22% compared to the fourth quarter of 2023, primarily driven by contributions from the Colorado division, increased deliveries in Texas as a result of the Antares acquisition, the opening of our Austin communities, and a 55% increase in home sales revenue from the Arizona division.

New homes delivered increased 41% to 937 homes at an average sales price of $481,000, compared to 664 homes at an average sales price of $572,000 in the fourth quarter of 2023.

Net new home orders increased 60% to 636 homes with a dollar value of $289.8 million, an average sales price of $456,000 and a monthly absorption rate of 2.7 sales per active community. This compares to 398 homes with a dollar value of $218.9 million, an average sales price of $550,000 and a monthly absorption rate of 2.2 sales per active community in the prior year period. As a percentage of gross orders, cancellations equaled 14% compared to 13% in the fourth quarter of 2023.

Total lots owned or controlled at December 31, 2024, were 10,944, representing a 4.2 year supply based on the last twelve months’ net orders. This compares to 11,176 owned or controlled at December 31, 2023. The company continues to pursue an asset-light strategy, controlling 56% of lots while the remaining 44% are owned.

Home sales gross margin in the fourth quarter was 12.5% compared to 15.9% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) was 18.4% compared to 20.8% in the prior year period. The decrease was primarily the result of elevated mortgage rates and the higher cost of sales incentives used to close homes during the quarter.

Net income attributable to Landsea Homes decreased 76% to $3.0 million compared to $12.5 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $9.1 million compared to $16.3 million in the prior year period. Net income per share on a fully diluted basis was $0.08, compared to $0.33 in the fourth quarter of 2023. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis was $0.25 compared to $0.43 in the fourth quarter of 2023.

Adjusted EBITDA (a non-GAAP measure) was $38.6 million compared to $40.3 million in the prior year period.

Full Year 2024 Operating Results

Total revenue was a record $1.6 billion, up 28% compared to the full year 2023, primarily driven by the Arizona division producing a 40% increase in home sales revenue on a 38% increase in deliveries, coupled with the Antares acquisition in the DFW market, and the opening of Austin communities. In total, Texas delivered 414 homes and $168.9 million in revenue.

New homes delivered increased 33% to a record 2,831 homes at an average sales price of $525,000, compared to 2,123 homes at an average sales price of $551,000 for the full year 2023.

Net new home orders increased 35% to 2,634 homes with a dollar value of $1.3 billion, an average sales price of $504,000, and a monthly absorption rate of 2.8 sales per active community. This compares to 1,947 homes with a dollar value of $1.1 billion, an average sales price of $571,000 and a monthly absorption rate of 2.8 sales per active community in the prior year. The increase in new home orders was primarily from significant increases in Colorado and Texas following recent acquisitions in those segments, and a 36% and 24% increase in the Arizona and Florida segments, respectively, partially offset by a 35% decrease in the California segment due to repositioning the pipeline of communities in Northern California.

Total homes in backlog at the end of 2024 was 390 homes with a dollar value of $212.4 million and an average sales price of $545,000 compared to 517 homes with a dollar value of $335.6 million and an average sales price of $649,000 at December 31, 2023.

Home sales gross margin was 14.7% compared to 17.3% in the prior year. Adjusted home sales gross margin (a non-GAAP measure) was 20.3% compared to 22.4% in the prior year. The decrease was primarily due to elevated mortgage rates and the associated increase to closing incentives across the operating segments.

Net income attributable to Landsea Homes decreased 41.1% to $17.2 million compared to $29.2 million in the prior year. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $41.7 million compared to $48.6 million in the prior year. Net income per share on a fully diluted basis was $0.47, a 37.3% decrease compared to $0.75 in 2023. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis was $1.14 compared to $1.24 in 2023.

Adjusted EBITDA (a non-GAAP measure) was $136.2 million compared to $112.3 million in the prior year.

Balance Sheet

As of December 31, 2024, the Company had total liquidity of $241.8 million consisting of cash and cash equivalents as well as cash held in escrow of $57.2 million and $184.5 million in availability under the Company’s $455.0 million unsecured revolving credit facility. Total debt, net of issuance costs, was $725.4 million at December 31, 2024 compared to $543.8 million at December 31, 2023.

Landsea Homes’ ratio of debt to capital was 51.8% at December 31, 2024 and the Company’s net debt to total capital (a non-GAAP measure) was 47.7% at December 31, 2024. This compares to a debt to capital ratio of 44.1% and a net debt to total capital ratio of 30.4% at December 31, 2023.

First quarter 2025
•New home deliveries anticipated to be in a range of 600 to 700
•Delivery ASPs expected to be in a range of $475,000 to $500,000
•Home sales gross margins between 13% and 14% on a GAAP basis and between 18% and 19% on an adjusted basis

Full Year 2025
•New home deliveries anticipated to be in a range of 3,000 to 3,400
•Delivery ASPs expected to be in a range of $500,000 to $525,000

•Home sales gross margins approximately 15% on a GAAP basis and approximately 20% on an adjusted basis

Conference Call

The Company will hold a conference call today at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its fourth quarter and full year 2024 results and conduct a question-and-answer session.

•Toll-free dial-in number: 800-274-8461
•International dial-in number: 203-518-9814

The conference call will also be broadcast live and available for replay in the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available approximately three hours after conference end time through March 14, 2025.

Replay Details:

•Toll-free replay number: 844-512-2921
•International replay number: 412-317-6671
•Replay ID: 11158244

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Dallas, Texas that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation's most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Colorado, Florida, Texas and throughout California in Silicon Valley, Los Angeles, and Orange County. Landsea Homes was honored as the Green Home Builder 2023 Builder of the Year, after being named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees, and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to the future financial performance of Landsea Homes; changes in the market for Landsea Homes’ products and services; and other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

•the cyclical nature of our industry and the possibility that adverse changes in general and local economic conditions could reduce the demand for homes;
•our ability to develop communities successfully and in a timely manner;
•changes in the terms and availability of mortgage financing, interest rates, federal lending programs, and tax laws, affecting the demand for and the ability of our homebuyers to complete the purchase of a home;
•our geographic concentration, which could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline;
•the potential for adverse weather and geological conditions to increase costs, cause project delays or reduce consumer demand for housing;
•our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions, and the risk that we may be forced to hold non-income producing properties for extended periods of time;
•our reliance on third-party skilled labor, suppliers and long supply chains;
•the dependence of our long-term sustainability and growth upon our ability to acquire lots that are either developed or have the approvals necessary for us to develop them; and

•the other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Stock Repurchase

Under its stock repurchase program, Landsea Homes may purchase its common stock in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Company is not obligated to repurchase any specific number or amount of shares of common stock, and it may modify, suspend or discontinue the program at any time. The Company will determine the timing and amount of repurchase in its discretion based on a variety of factors, such as the market price of the Company’s common stock, corporate requirements, general market economic conditions and legal requirements.

Investor Relations Contact:
Drew Mackintosh, CFA
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2024	2023
Assets
Cash and cash equivalents	$53,322	$119,555
Cash held in escrow	3,921	49,091
Real estate inventories	1,339,082	1,121,726
Due from affiliates	419	4,348
Goodwill	155,597	68,639
Other assets	148,996	107,873
Total assets	$1,701,337	$1,471,232

Liabilities
Accounts payable	$86,348	$77,969
Accrued expenses and other liabilities	212,645	160,256
Due to affiliates	881	881
Line of credit facility, net	194,435	307,631
Senior notes, net	530,919	236,143
Total liabilities	1,025,228	782,880

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 41,712,850 issued and 36,316,855 outstanding as of December 31, 2024, 41,382,453 issued and 36,520,894 outstanding as of December 31, 2023	4	4
Additional paid-in capital	462,363	465,290
Retained earnings	204,815	187,584
Total stockholders’ equity	667,182	652,878
Noncontrolling interests	8,927	35,474
Total equity	676,109	688,352
Total liabilities and equity	$1,701,337	$1,471,232

Landsea Homes Corporation
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue
Home sales	$450,554	$379,668	$1,486,938	$1,169,867
Lot sales and other	36,127	17,947	63,399	40,080
Total revenues	486,681	397,615	1,550,337	1,209,947

Cost of sales
Home sales	394,244	319,392	1,268,968	967,034
Lot sales and other	31,099	12,169	53,577	27,939
Total cost of sales	425,343	331,561	1,322,545	994,973

Gross margin
Home sales	56,310	60,276	217,970	202,833
Lot sales and other	5,028	5,778	9,822	12,141
Total gross margin	61,338	66,054	227,792	214,974

Sales and marketing expenses	31,593	21,576	98,189	73,248
General and administrative expenses	24,575	27,219	102,144	101,442
Total operating expenses	56,168	48,795	200,333	174,690

Income from operations	5,170	17,259	27,459	40,284

Other (expense) income, net	1,307	1,491	(784)	4,261
Loss on remeasurement of warrant liability	—	—	—	—
Pretax income	6,477	18,750	26,675	44,545

Provision for income taxes	3,303	5,572	8,141	11,895

Net income	3,174	13,178	18,534	32,650
Net income attributable to noncontrolling interests	128	703	1,303	3,414
Net income attributable to Landsea Homes Corporation	$3,046	$12,475	$17,231	$29,236

Earnings per share:
Basic	$0.08	$0.33	$0.48	$0.75
Diluted	$0.08	$0.33	$0.47	$0.75

Weighted average shares outstanding:
Basic	36,289,952	37,349,364	36,262,257	38,885,003
Diluted	36,559,557	37,537,270	36,556,070	39,076,322

Home Deliveries and Home Sales Revenue

	Three Months Ended December 31,
	2024			2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	250	$109,277	$437	162	$70,629	$436	54%	55%	—%
California	123	93,580	761	199	169,183	850	(38)%	(45)%	(10)%
Colorado	37	16,320	441	11	7,410	674	236%	120%	(35)%
Florida	338	157,971	467	292	132,446	454	16%	19%	3%
Metro New York	—	—	N/A	—	—	N/A	N/A	N/A	N/A
Texas	189	73,406	388	—	—	N/A	N/A	N/A	N/A
Total	937	$450,554	$481	664	$379,668	$572	41%	19%	(16)%

	Year Ended December 31,
	2024			2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	838	$369,602	$441	607	$264,067	$435	38%	40%	1%
California	518	456,585	881	514	439,939	856	1%	4%	3%
Colorado	118	54,256	460	11	7,410	674	973%	632%	(32)%
Florida	942	433,104	460	986	452,608	459	(4)%	(4)%	—%
Metro New York	1	4,475	4,475	1	1,649	1,649	—%	171%	171%
Texas	414	168,916	408	4	4,194	1,049	10,250%	3,928%	(61)%
Total	2,831	$1,486,938	$525	2,123	$1,169,867	$551	33%	27%	(5)%

Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended December 31,
	2024				2023				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	168	$72,217	$430	3.1	124	$54,061	$436	2.2	35%	34%	(1)%	41%
California	82	59,389	724	2.5	76	73,619	969	2.5	8%	(19)%	(25)%	—%
Colorado	29	12,867	444	3.2	2	1,286	643	0.7	1,350%	901%	(31)%	357%
Florida	192	83,707	436	2.4	196	89,926	459	2.2	(2)%	(7)%	(5)%	9%
Metro New York	—	—	N/A	—	—	—	N/A	—	N/A	N/A	N/A	N/A
Texas	165	61,656	374	2.8	—	—	N/A	—	N/A	N/A	N/A	N/A
Total	636	$289,836	$456	2.7	398	$218,892	$550	2.2	60%	32%	(17)%	23%

	Year Ended December 31,
	2024				2023				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	812	$361,869	$446	3.4	598	$255,513	$427	2.9	36%	42%	4%	17%
California	387	323,892	837	3.2	596	519,664	872	4.4	(35)%	(38)%	(4)%	(27)%
Colorado (1)	110	50,120	456	3.3	2	1,286	643	0.7	5,400%	3,797%	(29)%	371%
Florida	923	429,902	466	2.6	747	330,195	442	2.1	24%	30%	5%	24%
Metro New York	1	4,475	4,475	—	—	—	—	—	N/A	N/A	N/A	N/A
Texas	401	158,331	395	2.2	4	4,194	1,049	1.1	9,925%	3,675%	(62)%	100%
Total	2,634	$1,328,589	$504	2.8	1,947	$1,110,852	$571	2.8	35%	20%	(12)%	—%
(1)    The monthly absorption rates calculation for Colorado in 2023 is based on three months, for the time subsequent to the acquisition of Richfield in October 2023.

Average Selling Communities

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Arizona	18.0	19.0	(5)%	19.8	17.3	14%
California	11.0	10.0	10%	10.1	11.3	(11)%
Colorado (1)	3.0	1.0	200%	2.8	1.0	180%
Florida	27.0	30.0	(10)%	29.1	29.7	(2)%
Metro New York(2)	—	—	N/A	—	—	N/A
Texas	19.7	—	N/A	15.5	0.3	5,067%
Total	78.7	60.0	31%	77.2	58.8	31%
(1)    The full year average selling communities calculation for Colorado in 2023 is based on three months, for the time subsequent to the acquisition of Richfield in October 2023.
(2)    Our Metro New York segment includes one project with only one residential unit and a retail space remaining to sell and deliver. Therefore we do not consider it to have any active selling communities.

Backlog

	December 31, 2024			December 31, 2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	70	$33,700	$481	96	$41,433	$432	(27)%	(19)%	11%
California	30	25,477	849	161	158,170	982	(81)%	(84)%	(14)%
Colorado	6	3,404	567	14	7,540	539	(57)%	(55)%	5%
Florida	227	125,282	552	246	128,484	522	(8)%	(2)%	6%
Metro New York	—	—	N/A	—	—	N/A	N/A	N/A	N/A
Texas(1)	57	24,533	430	—	—	N/A	N/A	N/A	N/A
Total	390	$212,396	$545	517	$335,627	$649	(25)%	(37)%	(16)%
(1)    Backlog acquired in Texas at the date of the Antares acquisition was 70 homes with a value of $35,118 thousand.

Lots Owned or Controlled

	December 31, 2024			December 31, 2023
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	1,210	1,633	2,843	1,688	1,662	3,350	(15)%
California	683	938	1,621	657	1,422	2,079	(22)%
Colorado	204	259	463	127	155	282	64%
Florida	1,414	1,487	2,901	1,964	1,649	3,613	(20)%
Metro New York	1	—	1	2	—	2	(50)%
Texas	1,310	1,805	3,115	130	1,720	1,850	68%
Total	4,822	6,122	10,944	4,568	6,608	11,176	(2)%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments, and purchase price accounting for acquired work in process inventory. This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe the below information is meaningful as it isolates the impact that indebtedness, impairments, and acquisitions have on our gross margins and allows for comparability to previous periods and competitors.

	Three Months Ended December 31,
	2024	%	2023	%
	(dollars in thousands)
Home sales revenue	$450,554	100.0%	$379,668	100.0%
Cost of home sales	394,244	87.5%	319,392	84.1%
Home sales gross margin	56,310	12.5%	60,276	15.9%
Add: Interest in cost of home sales	18,823	4.2%	14,045	3.7%
Add: Real estate inventories impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	75,133	16.7%	74,321	19.6%
Add: Purchase price accounting for acquired inventory	7,890	1.8%	4,760	1.3%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$83,023	18.4%	$79,081	20.8%

	Year Ended December 31,
	2024	%	2023	%
	(dollars in thousands)
Home sales revenue	$1,486,938	100.0%	$1,169,867	100.0%
Cost of home sales	1,268,968	85.3%	967,034	82.7%
Home sales gross margin	217,970	14.7%	202,833	17.3%
Add: Interest in cost of home sales	58,739	4.0%	35,576	3.0%
Add: Real estate inventories impairments	800	0.1%	4,700	0.4%
Adjusted home sales gross margin excluding interest and inventory impairments	277,509	18.7%	243,109	20.8%
Add: Purchase price accounting for acquired inventory	24,569	1.7%	18,820	1.6%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$302,078	20.3%	$261,929	22.4%

EBITDA and Adjusted EBITDA

The following tables present EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2024 and 2023. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense, (ii) interest expenses, (iii) depreciation and amortization, (iv) real estate inventories impairment and abandoned project costs, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss on debt modification, (vii) transaction costs related to business combinations, and (viii) write-off of deferred offering costs. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period.

Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended December 31,
	2024	2023
	(dollars in thousands)
Net income	$3,174	$13,178
Provision for income taxes	3,303	5,572
Interest in cost of sales	18,729	14,452
Depreciation and amortization expense	2,067	1,326
EBITDA	27,273	34,528
Real estate inventories impairments and abandoned project costs	214	253
Purchase price accounting for acquired inventory	7,890	4,760
Transaction costs	2,534	757
Write-off of offering costs	729	—
Adjusted EBITDA	$38,640	$40,298

	Year Ended December 31,
	2024	2023
	(dollars in thousands)
Net income	$18,534	$32,650
Provision for income taxes	8,141	11,895
Interest in cost of sales	60,953	36,330
Depreciation and amortization expense	7,366	5,104
EBITDA	94,994	85,979
Real estate inventories impairments and abandoned project costs	2,916	5,698
Purchase price accounting for acquired inventory	24,569	18,820
Transaction costs	7,787	1,390
Write-off of offering costs	729	436
Loss on debt modification	5,180	—
Adjusted EBITDA	$136,175	$112,323

Adjusted Net Income

Adjusted Net Income to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company at the time and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our prior parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, loss on debt modification, and real estate inventories impairment, and tax-effected using a blended statutory tax rate. Beginning in the year ended December 31, 2024, we began adjusting for abandoned project costs as a write-off of real estate inventories similar to real estate inventories impairment. We adjusted the prior period presented to maintain comparability between the periods. We adjust for the expense of related party interest pushed down from our prior parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended December 31,
	2024	2023
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$3,046	$12,475

Real estate inventories impairment and abandoned project costs	214	253
Pre-Merger capitalized related party interest included in cost of sales	24	131
Purchase price accounting for acquired inventory	7,890	4,760
Total adjustments	8,128	5,144
Tax-effected adjustments (1)	6,055	3,796

Adjusted net income attributable to Landsea Homes Corporation	$9,101	$16,271

Earnings per share
Basic	$0.08	$0.33
Diluted	$0.08	$0.33

Adjusted earnings per share
Basic	$0.25	$0.44
Diluted	$0.25	$0.43

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	36,289,952	37,349,364
Weighted average common shares outstanding used in EPS - diluted	36,559,557	37,537,270
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

	Year Ended December 31,
	2024	2023
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$17,231	$29,236

Real estate inventories impairment and abandoned project costs	2,916	5,698
Pre-Merger capitalized related party interest included in cost of sales	153	1,718
Purchase price accounting for acquired inventory	24,569	18,820
Loss on debt modification	5,180	—
Total adjustments	32,818	26,236
Tax-effected adjustments (1)	24,448	19,358

Adjusted net income attributable to Landsea Homes Corporation	$41,679	$48,594

Earnings per share
Basic	$0.48	$0.75
Diluted	$0.47	$0.75

Adjusted earnings per share
Basic	$1.15	$1.25
Diluted	$1.14	$1.24

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	36,262,257	38,885,003
Weighted average common shares outstanding used in EPS - diluted	36,556,070	39,076,322
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

Net Debt to Total Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).

The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash, cash equivalents as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	December 31,
	2024	2023
	(dollars in thousands)
Total notes and other debts payable, net	$725,354	$543,774
Total equity	676,109	688,352
Total capital	$1,401,463	$1,232,126
Ratio of debt to capital	51.8%	44.1%

Total notes and other debts payable, net	$725,354	$543,774
Less: cash and cash equivalents	53,322	119,555
Less: cash held in escrow	3,921	49,091
Net debt	$668,111	$375,128

Total capital	$1,401,463	$1,232,126
Ratio of net debt to total capital	47.7%	30.4%